Exhibit 99.1

SUPERVALU EXECUTIVE VICE PRESIDENT JANEL HAUGARTH ANNOUNCES PLAN TO RETIRE IN DECEMBER 2015

SUPERVALU’s Cub Foods President Mike Stigers named new Executive Vice President, Independent Business and Supply Chain to succeed Haugarth

MINNEAPOLIS, MN - November 16, 2015 -- SUPERVALU INC. (NYSE: SVU) today announced that Janel Haugarth, Executive Vice President and President, Independent Business and Supply Chain Services, has informed the Company of her plans to retire on December 26, 2015. Haugarth has spent nearly 40 years with the Company and served in a variety of leadership positions and roles of increasing responsibility, including having been an executive vice president with the Company since 2006.
Under Haugarth’s leadership and direction, SUPERVALU consolidated and realigned its wholesale operations, introduced a National Sales Expo attracting more than 4,000 attendees the past two years, launched new professional services programs to support the expanding needs of independent retailers, and led the procurement and growth of new business for the Company’s Independent Business segment.
“Janel has been a tremendous advocate for this Company throughout her SUPERVALU career,” said SUPERVALU CEO and President Sam Duncan. “It has been an absolute pleasure to have worked with Janel for the past two and one-half years. Her knowledge of the industry and her passion for helping our independent retailers succeed is second to none. I’m grateful for her many years of leadership to this Company and wish her all the best in her retirement.”
“I feel very fortunate to have spent my career working for SUPERVALU and so grateful to have worked with such amazing employees, suppliers and customers for nearly 40 years,” said Haugarth. “It will be hard to leave this great company and all these great people, but I’m looking forward to the next phase of my life and am confident that SUPERVALU is well-positioned going forward.”
Mike Stigers, current President of Cub Foods, has been appointed Executive Vice President, Independent Business and Supply Chain to succeed Haugarth. Stigers, who started his grocery career in 1974, has more than 40 years of experience in the grocery industry. Stigers joined SUPERVALU in 2011, and has served in roles as President of Shaw’s, one of SUPERVALU’s formerly-owned retail banners, and as President of Northern Region, formerly one of the three sales regions within SUPERVALU’s Independent Business segment. Stigers will assume his new responsibilities on December 27, and will report to Bruce Besanko, SUPERVALU’s Executive Vice President, Chief Operating Officer.
“Mike is a terrific and well respected leader with deep knowledge of the grocery industry and strong relationships across our entire retail and wholesale business,” said Duncan. “Under Mike’s direction, I am confident our wholesale operations and our Independent Business customers will be in great hands.”
About SUPERVALU INC.
SUPERVALU INC. is one of the largest grocery wholesalers and retailers in the U.S. with annual sales of approximately $18 billion. SUPERVALU serves customers across the United States through a network of 3,395 stores composed of 1,854 independent stores serviced primarily by the Company’s food distribution business; 1,342 Save-A-Lot stores, of which 901 are operated by licensee owners; and 199 traditional retail grocery stores (store counts as of September 12, 2015). Headquartered in Minnesota, SUPERVALU

has approximately 40,000 employees. For more information about SUPERVALU visit www.supervalu.com.

# # # #
INVESTOR CONTACT:
Steve Bloomquist, 952-828-4144
steve.j.bloomquist@supervalu.com

MEDIA CONTACT:
Jeff Swanson, 952-903-1645
jeffrey.s.swanson@supervalu.com